Exhibit 99.1

BREAKINGPOINT SYSTEMS, INC.

Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
BreakingPoint Systems, Inc.:

We have audited the accompanying balance sheets of BreakingPoint Systems, Inc. (the Company) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BreakingPoint Systems, Inc. as of  December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

 /s/ KPMG LLP

April 30, 2012, except for certain
information in Note 7 as to which
the date is November 9, 2012

BREAKINGPOINT SYSTEMS, INC.
Balance Sheets
(In thousands, except share data)
	June 30	December 31
Assets	2012	2011	2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$9,290	8,683	8,229
Accounts receivable net of allowances of $46 at June 30, 2012 and December 31, 2011 and $69 at December 31, 2010	8,559	10,109	5,813
Inventories	2,721	1,643	540
Other current assets	1,246	437	314

Total current assets	21,816	20,872	14,896

Property and equipment, net	999	1,118	1,254

Total assets	$22,815	21,990	16,150

Liabilities and Stockholders’ Equity

Current liabilities:
Current installments of long-term debt	$—	—	77
Accounts payable	958	1,256	454
Deferred revenues	7,217	6,440	4,575
Accrued expenses	2,533	2,972	2,256

Total current liabilities	10,708	10,668	7,362

Noncurrent liabilities:
Long-term debt, excluding current installments	—	1,650	1,650
Deferred revenues	2,212	2,164	1,653

Total liabilities	12,920	14,482	10,665

Stockholders’ equity:
7% noncumulative convertible preferred stock:
Series A, $0.001 par value (aggregate liquidation preference at December 31, 2011 $4,950). Authorized 5,500,000 shares; issued and outstanding 4,950,000 shares.	4,939	4,939	4,939
Series B, $0.001 par value (aggregate liquidation preference at December 31, 2011$8,000). Authorized 1,469,600 shares; issued and outstanding 1,469,600 shares.	7,984	7,984	7,984
Series C, $0.001 par value (aggregate liquidation preference at December 31, 2011 $15,100). Authorized 2,428,032 shares; issued and outstanding 2,290,620 shares.	15,071	15,071	15,071
Series D, $0.001 par value (aggregate liquidation preference at December 31, 2011 $5,000). Authorized 850,000 shares; issued and outstanding 758,757 shares.	4,954	4,954	4,954
Common stock, $0.001 par value. Authorized 125,000,000 shares; issued and outstanding 16,425,845, 16,303,845, and 16,488,195 shares in 2012, 2011, and 2010, respectively.	9	9	9
Additional paid-in capital	1,687	1,687	1,686
Note receivable from employee	(2,083)	(2,068)	(1,945)
Accumulated deficit	(22,666)	(25,068)	(27,213)

Total stockholders’ equity	9,895	7,508	5,485

Total liabilities and stockholders’ equity	$22,815	21,990	16,150

See accompanying notes to financial statements.

BREAKINGPOINT SYSTEMS, INC.
Statements of Operations
(In thousands)
	Six months ended June 30		Year ended December 31
	2012	2011	2011	2010
	(Unaudited)
Revenues:
Products	$14,437	9,415	26,145	18,775
Services	5,001	3,322	7,372	4,734

Total revenues	19,438	12,737	33,517	23,509

Costs and operating expenses:
Cost of sales – products	1,843	1,214	3,397	2,314
Cost of sales – services	489	407	804	730
Research and development	4,671	4,143	8,123	7,104
Selling and marketing	8,976	8,308	17,071	13,104
General and administrative	1,026	976	1,907	1,606

Total costs and operating expenses	17,005	15,048	31,302	24,858

Income (loss) from operations	2,433	(2,311)	2,215	(1,349)

Other income (expense):
Interest income	20	67	134	127
Interest and other expense	(51)	(72)	(204)	(95)

Net income (loss)	$2,402	(2,316)	2,145	(1,317)

See accompanying notes to financial statements.

BREAKINGPOINT SYSTEMS, INC.
Statements of Stockholders’ Equity
Six months ended June 30, 2012 and years ended December 31, 2011 and 2010
(In thousands, except share data)
	Series A preferred stock		Series B preferred stock		Series C preferred stock		Series D preferred stock		Common stock		Additional paid-in	Note receivable from	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	employee	deficit	equity
Balances at December 31, 2009	4,950,000	$4,939	1,469,600	$7,984	2,290,620	$15,071	—	$—	7,920,995	$8	1,512	(1,660)	(25,896)	1,958

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	2	—	—	2
Shares vested	—	—	—	—	—	—	—	—	153,750	—	—	—	—	—
Issuance of preferred stock	—	—	—	—	—	—	758,757	4,954	—	—	—	—	—	4,954
Issuance of common stock to employee for note receivable	—	—	—	—	—	—	—	—	452,500	1	172	(172)	—	1
Interest due on note receivable from employee	—	—	—	—	—	—	—	—	—	—	—	(113)	—	(113)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,317)	(1,317)

Balances at December 31, 2010	4,950,000	4,939	1,469,600	7,984	2,290,620	15,071	758,757	4,954	8,527,245	9	1,686	(1,945)	(27,213)	5,485

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	1	—	—	1
Shares vested	—	—	—	—	—	—	—	—	28,750	—	—	—	—	—
Interest due on note receivable from employee	—	—	—	—	—	—	—	—	—	—	—	(123)	—	(123)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	2,145	2,145

Balances at December 31, 2011	4,950,000	4,939	1,469,600	7,984	2,290,620	15,071	758,757	4,954	8,555,995	9	1,687	(2,068)	(25,068)	7,508

Interest due on note receivable from employee (unaudited)	—	—	—	—	—	—	—	—	—	—	—	(15)	—	(15)
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	2,402	2,402

Balances at June 30, 2012(unaudited)	4,950,000	$4,939	1,469,600	$7,984	2,290,620	$15,071	758,757	$4,954	8,555,995	$9	1,687	(2,083)	(22,666)	9,895

See accompanying notes to financial statements.

BREAKINGPOINT SYSTEMS, INC.
Statements of Cash Flows
(In thousands)
	Six months ended June 30		Year ended December 31
	2012	2011	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,402	(2,316)	2,145	(1,317)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	377	356	752	499
Loss on disposal of fixed assets	—	—	59	2
Noncash interest on shareholder note receivable	(16)	(57)	(123)	(113)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,550	(1,713)	(4,296)	(1,804)
Decrease (increase) in inventory	(1,078)	(1,179)	(1,103)	273
Increase in other assets	(809)	(192)	(123)	(83)
Increase (decrease) in accounts payable	(298)	898	802	(398)
Increase in deferred revenue	825	432	2,376	1,885
Increase (decrease) in other accrued expenses	(438)	(126)	716	893

Net cash provided by (used in) operating activities	2,515	(3,897)	1,205	(163)

Cash flows from investing activities:
Purchases of property and equipment	(258)	(533)	(674)	(1,015)

Net cash used in investing activities	(258)	(533)	(674)	(1,015)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	—	—	—	4,954
Payments made related to long-term debt	(1,650)	(60)	(77)	(191)

Net cash (used in) provided by financing activities	(1,650)	(60)	(77)	4,763

Net increase (decrease) in cash and cash equivalents	607	(4,490)	454	3,585

Cash and cash equivalents at beginning of period	8,683	8,229	8,229	4,644

Cash and cash equivalents at end of period	$9,290	3,739	8,683	8,229

Supplemental disclosure of cash flow information:
Cash paid for interest	$9	46	93	104

See accompanying notes to financial statements.

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

(1)	Summary of Significant Accounting Policies

(a)	Description of Business

BreakingPoint Systems, Inc. (the Company) was incorporated in the State of Texas on August 10, 2005 under the name Security Test Systems, Inc. On December 5, 2005, the Company changed its name to BreakingPoint Systems, Inc., and on January 19, 2006, the Company reincorporated in the State of Delaware. The Company is currently marketing and selling its products and services to network equipment manufacturers, service providers, governments, and enterprises worldwide.

(b)	Basis of Presentation and Use of Estimates

The accompanying condensed financial statements for BreakingPoint Systems, Inc. as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 are unaudited, including all related amounts within these accompanying notes to the financial statements. The preparation of the financial statements, in accordance with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts; the valuation of deferred tax assets, fixed assets, inventory, share-based compensation; and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(c)	Liquidity

Prior to 2011, the Company has a history of operating losses and negative cash flow from operations and has an accumulated deficit of approximately $22.7 million at June 30, 2012. The Company’s ability to generate positive cash flow depends upon a variety of factors, including the acceptance in the market of the Company’s products, the cost of developing and producing products and various other factors, some of which may be beyond the Company’s control. The Company believes that its existing cash and cash equivalents will be sufficient to meet liquidity and capital requirements for a reasonable period of time.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company’s cash and cash equivalents principally consist of money market funds that are backed by United States Treasury Bills.

(e)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows. The Company assesses the need for an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio based on the current receivables aging, and existing industry and economic data. All customer balances are reviewed individually for collectibility. Based on the results of the Company’s analysis, a bad debt allowance of $46,000, $46,000, and $69,000 was required at June 30, 2012 and December 31, 2011 and 2010, respectively.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

(f)	Inventories

Inventories are goods held for sale in the normal course of business. Inventories are stated at the lower of cost (first-in, first-out) or market. The inventory balance is segregated between work in process (WIP), finished goods, and demonstration inventory. WIP is partially assembled products, and finished goods are products that are ready to be shipped to end customers. The Company regularly evaluates inventory for obsolescence and adjusts inventory balances to net realizable value based on current demand.

The Company maintains demonstration inventory that it allows customers to utilize for relatively short periods of time. Balances by inventory category at June 30, 2012 and December 31, 2011 and 2010 are as follows (in thousands):

	June 30	December 31
	2012	2011	2010
	(Unaudited)
Work in process	$411	323	114
Finished goods	1,613	1,165	647
Demonstration inventory	1,125	551	121
Reserves for excess and obsolete inventory	(428)	(396)	(342)

Total inventory	$2,721	1,643	540

As of June 30, 2012, December 31, 2011, and December 31, 2010, the Company recorded $428,000, $396,000, and $342,000, respectively, in reserves for inventory deemed obsolete or in excess of forecasted demand. If actual future demand or market conditions are less favorable than those projected, additional inventory write-downs may be required.

(g)	Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are typically three years. Total depreciation for the six months ended June 30, 2012 and years ended December 31, 2011 and 2010 was $377,000, $752,000, and $498,000, respectively.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

Property and equipment consisted of the following at June 30, 2012 and December 31, 2011 and 2010:

	June 30	December 31
	2012	2011	2010
	(Unaudited)
Computer equipment	$985	916	729
Laboratory equipment	1,435	1,326	1,270
Software	864	794	583
Furniture and fixtures	184	174	58
Construction in progress	—	—	16
	3,468	3,210	2,656

Less accumulated depreciationand amortization	(2,469)	(2,092)	(1,402)

Property and equipment, net	$999	1,118	1,254

(h)	Revenue Recognition

Revenues primarily consist of sales of the Company’s test system hardware products. Additionally, revenues include postcontract customer support and maintenance (PCS) related to the initial 12-month period and separately purchased extended PCS contracts. PCS on the Company’s hardware products includes unspecified software upgrades and customer technical support services.

In September 2009, the Financial Accounting Standards Board (FASB) amended the accounting standards related to revenue recognition for arrangements with multiple deliverables and arrangements that include software elements (new accounting principles). The new accounting principles permitted prospective or retrospective adoption, and the Company elected prospective adoption beginning in 2011, which had an immaterial impact on the financial statements.

The Company’s software is installed on and works with its hardware products to deliver the functionality of the overall test system. As the Company’s software is essential to the functionality of its test systems, prior to 2011 the Company recognized revenue by applying the provisions of FASB Accounting Standards Codification (ASC) Subtopic 985-605, Software Revenue Recognition. Beginning in 2011 under the new accounting principles, the Company’s tangible hardware products containing software components and nonsoftware components that function together to deliver the tangible product’s essential functionality are excluded from the scope of FASB ASC 985-605 and now are accounted for under general revenue recognition guidance.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

The Company’s test systems are generally fully functional at the time of shipment and do not require any significant production, modification, customization, or installation after shipment. As such, revenues from product sales are recognized upon shipment provided that (i) an arrangement exists, which is typically in the form of a customer purchase order; (ii) delivery has occurred (i.e., transfer of title and risk of loss to the customer); (iii) the sales price is fixed or determinable; and (iv) collectibility is deemed probable. The Company typically sells its test systems together with PCS.

Prior to 2011, if a sale involved multiple elements, or multiple products, and the Company had vendor-specific objective evidence (VSOE) of fair value for each undelivered element in the arrangement, the Company recognized revenue based on the residual method of revenue recognition. Under the residual method, the total arrangement fee was allocated first to the undelivered elements, typically PCS, based on their VSOE, and the residual portion of the fee was allocated to the delivered elements, typically the Company’s hardware products, and was recognized as revenue assuming all other revenue recognition criteria as described above have been met.

The Company determines VSOE based upon renewal pricing for PCS or sales prices charged to customers when the same element is sold separately for other services. If VSOE could not be determined for all undelivered elements of an arrangement, the Company deferred revenue until the earlier of (i) the delivery of all elements or (ii) the establishment of VSOE for all undelivered elements, provided that if the only undelivered element was PCS the total sales amount of the arrangement was recognized as revenue over the PCS term.

Beginning in 2011, for multiple-element arrangements that include the Company’s test systems and undelivered software elements that relate to the tangible product’s essential software, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (VSOE), (ii) third-party evidence of selling price (TPE), and (iii) best estimate of the selling price (ESP). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis. Because the Company has neither VSOE nor TPE for its test systems, the allocation of revenue has been based on the Company’s ESP of the test systems and VSOE of PCS. Amounts allocated to the delivered hardware and the related essential software are recognized at the time of sale provided the other conditions for revenue recognition have been met. Amounts allocated to the PCS are deferred and recognized on a straight-line basis over the PCS term. All product cost of sales, including estimated warranty costs, are recognized at the time of sale.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

The Company’s process for determining its ESP for deliverables without VSOE or TPE considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. Key factors considered by the Company in developing the ESPs for its test systems include the list prices for its systems, the estimated average discount if these systems were sold on a standalone basis, prices charged by the Company when sold as part of a multiple-element arrangement, and the Company’s historical pricing practices. The Company may also consider additional factors as appropriate, including the pricing of competitive alternatives if they exist, and product-specific business objectives.

Services revenues from the Company’s initial and separately purchased extended contractual PCS arrangements (generally offered for 12-month periods) are recognized ratably over the contractual coverage period. Customer billings in excess of amounts recorded as revenues are recorded as deferred revenues.

(i)	Research and Development

Research and development costs are expensed as incurred. Research and development costs amounted to $4,671,000, $4,143,000, $8,123,000, and $7,104,000 for the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010, respectively.

(j)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(k)	Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation (formerly referred to as Statement of Financial Accounting Standards No. 123(R), Share-Based Payment). ASC Topic 718 requires that all employee stock-based compensation is recognized as a cost in the financial statements and that for equity-classified awards such cost is measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black-Scholes option pricing model.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

(l)	Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent that the carrying value exceeds its fair value.

(m)	Fair Value Measurements

The carrying value of certain financial instruments, including cash and cash equivalents, accounts receivable, debt, accounts payable, and accrued expenses, are believed to approximate fair value as of June 30, 2012 and December 31, 2011 and 2010.

The Company has no assets and liabilities that are measured at fair value on a recurring or nonrecurring basis at June 30, 2012 and December 31, 2011 and 2010. During June 30, 2012 and December 31, 2011 and 2010, there was no activity for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in ASC Topic 820, Fair Value Measurement.

(n)	Product Warranties

The Company provides a one-year warranty on all of its products. Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

(2)	Long-Term Debt

Long-term debt at June 30, 2012 and December 31, 2011 and 2010 consists of the following (in thousands):

	June 30	December 31
	2012	2011	2010
	(Unaudited)

Line of credit issued December 2008 and payable in full in November 2013	$—	1,650	1,650
Note payable issued December 2007 and payable in 36 monthly installments of $5, including interest, with final payment due January 12, 2011	—	—	5
Note payable issued July 2008 and payable in 36 monthly installments of $6, including interest, with final payment due July 2011	—	—	35
Note payable issued December 2008 and in 36 monthly installments of $3, including interest, with final payment due December 2011	—	—	37

Total long-term debt	—	1,650	1,727

Less current installments		—	77

Long-term debt, excluding current installments	$—	1,650	1,650

On January 29, 2010, the Company’s financing agreement with a commercial bank was amended to extend the revolving line of credit maturity date to January 31, 2012, increase the total borrowing capacity to $6.0 million and modify certain of the financial covenants under the agreement. In conjunction with this amendment, the Company issued a warrant to the commercial bank to purchase 47,744 shares of Series C preferred stock for $6.59 per share that becomes exercisable until January 29, 2017 if certain debt covenants are violated. On November 23, 2011, the financing agreement was amended to extend the revolving line of credit maturity date to November 23, 2013 with an interest rate of 5.5%. On February 6, 2012, the Company repaid the revolving line of credit in full.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

(3)	Income Taxes

The Company did not record any income tax expense in the year ended December 31, 2011 due to the utilization of net operating losses and general business credits to offset alternative minimum tax. Based on the Company’s net loss from operations and available tax attributes in the State of Texas, it did not record any income tax expense during the year ended December 31, 2010.

As of December 31, 2011, the Company had net operating loss carryforwards of approximately $17.6 million and tax credit carryforwards of approximately $1.5 million. The net operating losses and tax credit carryforwards will expire at various dates beginning in 2025, if not utilized.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at June 30, 2012 and December 31, 2011 and 2010 are presented below (in thousands):

	June 30	December 31
	2012	2011	2010
	(Unaudited)
Deferred tax assets:
Net operating loss carryforwards	$5,761	5,265	6,807
Capitalized costs	470	493	540
Tax credit carryforwards	1,382	1,472	1,171
Other	1,271	2,601	1,805
	8,884	9,831	10,323

Less valuation allowance	(8,884)	(9,831)	(10,323)

Net deferred tax assets	$—	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of June 30, 2012 and December 31, 2011, a full valuation allowance has been provided due to uncertainties regarding the future realization of the net deferred tax assets. The valuation allowance decreased by approximately $492,000 for the year ended December 31, 2011 and increased by approximately $697,000 during the year ended December 31, 2010, primarily as a result of the changes in the net operating losses.

At December 31, 2011 and June 30, 2012, the Company had no uncertain tax positions and does not foresee any recognition of any unrecognized tax benefits during the next twelve months. The Company’s income tax returns are not currently under examination by the Internal Revenue Service or other tax authorities.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

(4)	Commitments and Contingencies

(a)	Guarantees and Warranties

Generally, the Company indemnifies, under predetermined conditions and limitations, its customers and contract manufacturers for infringement of third-party intellectual property rights by its products or services. The Company does not believe, based on information available, that it is probable that any material amounts will be paid under these guarantees.

(b)	Concentrations of Risk

Pursuant to the Company’s credit agreement with its bank, the majority of the Company’s cash and cash equivalents are held at one financial institution. In addition, the balances maintained with this institution exceed the maximum insurable amounts under FDIC and SIPC guidelines.

For the year ended December 31, 2011, no customers comprised more than 10% of accounts receivable or revenue. For the year ended December 31, 2010, one customer comprised more than 10% of accounts receivable with 16% of the balance. For the year ended December 31, 2010, one customer comprised more than 10% of total revenues with 13% of the balance.

(c)	Leases

In 2008, the Company entered into a noncancelable operating lease for its corporate headquarters, which expires in 2015 and was amended in 2010 to expand the leased premises. Rent expense for the operating lease during 2011 and 2010 was $517,000 and $313,000, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2011 are as follows (in thousands):

Operating
leases
Year ending December 31:
2012	$514
2013	520
2014	530
2015	492
Total minimum lease payments	$2,056

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

(5)	Stockholders’ Equity

(a)	Noncumulative Convertible Preferred Stock

On April 9, 2010, the Company issued 758,757 shares of Series D preferred stock for $6.59 per share resulting in aggregate gross proceeds of $5.0 million.

The holders of convertible preferred stock have various rights and preferences as follows:

Conversion Rights

At the option of the holder, shares of Series A, Series B, Series C (the Prior Preferred Series) and Series D preferred stock may be converted at any time into shares of common stock at a one preferred share to ten common shares ratio. Therefore, Series A, Series B, Series C, and Series D shares outstanding as of December 31, 2011 could be converted into approximately 49,500,000, 14,696,000, 22,906,000, and 7,587,000 shares of common stock, respectively.

Each share of Series A, Series B, Series C, and Series D preferred stock automatically converts to ten shares of common stock upon the Company’s consummation of an initial firm underwritten public offering of its common stock at a price not less than $3 per common share and which raises net proceeds to the Company of at least $25 million.

Voting Rights

Each holder of shares of Series A, Series B, Series C, and Series D preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock can be converted. Each holder of common stock is entitled to one vote for each share held.

Dividend Rights

The holders of Series A, Series B, Series C, and Series D shares are entitled to receive on a pari passu basis, when and if declared by the Board of Directors, noncumulative dividends on each share of Series A, Series B, Series C, and Series D outstanding equal to $0.07, $0.38, $0.46, and $0.46 per annum, respectively. Dividends on Series A, Series B, Series C, and Series D shall be payable in additional shares or cash, at the option of the Company. The Company has not declared or paid dividends to date.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series D shall be entitled prior to and in preference to any distribution of any of the assets of the holders of Common Stock or Prior Preferred Series, (i) in the case of a liquidation event occurring on or prior to the thirty-month anniversary of the initial sale of the Series D, an amount per share equal to $6.59 per share for each share of Series D Preferred Stock then held by them, plus declared but unpaid dividends or (ii) in the case of a liquidation event occurring after the thirty-month anniversary of the initial sale of the Series D, an amount per share equal to $13.18 per share for each share of Series D Preferred Stock then held by them, plus declared but unpaid dividends. After payment in full of the preferential amounts due to the holders of the Series D, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B, and Series C shall be entitled prior to and in preference to any distribution of any of the assets of the holders of Common Stock, an amount per share equal to (i) $1.00 per share for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends, (ii) $5.44 per share for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends, and (iii) $6.59 per share for each share of Series C Preferred Stock then held by them, plus declared but unpaid dividends. If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A, Series B, and Series C are insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Company shall be distributed ratably among the holders of Series A, Series B, and Series C in proportion to the preferential amount each such holder is otherwise entitled to receive.

Upon the completion of distribution as described above with respect to a liquidation event occurring on or before the eighteen-month anniversary of the initial sale of the Series D, the remaining assets of the Company shall be distributed among the holders of the common stock pro rata based on the number of shares held. Upon the completion of distribution as described above with respect to a liquidation event occurring after the eighteen-month anniversary of the initial sale of the Series D, the remaining assets of the Company shall be distributed among the holders of the common stock and Series D pro rata based on the number of shares held on an as converted to common stock basis.

(b)	Common Stock

As of June 30, 2012, the Company was authorized to issue 125,000,000 shares of $0.001 par value common stock, and shares were issued and reserved for future issuances as follows:

Number
of shares
Common stock issued	16,425,845
Conversion of convertible preferred stock	94,689,770
Total	111,115,615

As of December 31, 2011, the Company was authorized to issue 125,000,000 shares of $0.001 par value common stock, and shares were issued and reserved for future issuances as follows:

Number
of shares
Common stock issued	16,303,845
Conversion of convertible preferred stock	94,689,770
Total	110,993,615

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

The Company grants restricted stock awards to officers and key employees under the stock incentive plan. Restricted stock issued generally requires the occurrence of both four years of service and a liquidation event such as Company sale or initial public offering to be considered vested and outstanding for accounting purposes. Restricted stock awards are considered outstanding legally at the time of grant, as the stock award holders are entitled to dividends and voting rights. As such, the common stock outstanding as reflected in the statement of stockholders’ equity is based on shares outstanding for accounting and not legal purposes.

During 2007, the Company’s Chief Executive Officer purchased 6,070,000 shares of common stock through the issuance of a full recourse note of $1.3 million with a three-year term that bears interest at 8.25%. On January 28, 2010, the maturity date of the note receivable was extended through March 31, 2010. On April 29, 2010, the maturity date of the note receivable was extended again through March 31, 2011. On December 1, 2010, the Company issued an additional 452,500 shares of common stock in exchange increasing the balance of the note receivable by $172,000, which was deemed to be the fair value of the common stock issued. In conjunction with this purchase, the maturity date of the total note receivable balance was extended to November 30, 2011. On April 26, 2012, the maturity date of the note receivable was extended to November 30, 2013 and the interest rate decreased to 3%.

(c)	Stock Incentive Plan

In September 2005, the Board of Directors of the Company adopted the 2005 Stock Incentive Plan (the 2005 Plan), whereby the Board of Directors may grant various forms of stock-based compensation to key employees, directors, and consultants. The Company initially reserved 4,340,000 shares of common stock for issuance to officers and other selected employees, nonemployee members of the Board of Directors, consultants and other independent advisors. In December 2006, the 2005 Plan was amended to increase the pool by 1,250,000 with the amended plan totaling 5,590,000 shares authorized. In October 2009, the 2005 Plan was amended to increase the pool by 3,000,000 with the amended plan totaling 8,590,000 shares authorized. In November 2010, the 2005 Plan was amended to increase the pool by 3,000,000 with the amended plan totaling 11,590,000 shares authorized. The exercise price, term and other conditions applicable to each stock award granted under the 2005 plan are generally determined by the Compensation Committee of the Board of Directors. The Company has not granted any stock option awards or warrants through the date of these financial statements.

Terms of unvested shares issued to date generally include ten-year contractual terms, and provide the Company the right of repurchase of vested and unvested shares at fair value after 30 days notice is given to the grantee. In addition, the Company has the right of first refusal whereby the Company will be notified prior to any sales of vested shares and will have 45 days to match the relevant sales terms. Grants issued prior to February 2007 generally had four year annual vesting terms. Grants issued after February 2007 generally require the occurrence of both four years of service and a liquidation event such as Company sale or initial public offering. As such, in accordance with ASC Topic 718, the Company has not recognized compensation expense related to grants issued subsequent to February 2007 as the required performance criteria were not deemed probable.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

A summary of the activity of the Company’s nonvested shares from December 31, 2009 through June 30, 2012 is as follows:

		Grant date
	Number	fair value
	of shares	per share
Nonvested shares at December 31, 2009	4,264,200

Nonvested shares granted	4,210,500	$0.35
Vested	(153,750)	0.05 – 0.22
Forfeited	(360,000)	0.05 – 0.35

Nonvested shares at December 31, 2010	7,960,950

Nonvested shares granted	1,277,350	$0.35
Vested	(28,750)	0.05 – 0.22
Forfeited	(1,539,500)	0.05 – 0.35

Nonvested shares at December 31, 2011	7,670,050

Nonvested shares granted	282,000	$0.35 – 1.28
Vested
Forfeited	(160,000)	0.35

Nonvested shares at June 30, 2012	7,792,050

(6)	Employee Benefits

The Company has an employee benefit plan under Section 401(k) of the Internal Revenue Code, which covers substantially all of its employees. The Company has not matched employee contributions to the 401(k) plan to date.

(7)	Subsequent Events

In February 2012, the Company repaid the entire $1,650,000 outstanding principal on its line of credit.

On June 30, 2012, the Company signed a definitive Agreement and Plan of Merger (Merger Agreement) to be acquired by Ixia. Pursuant to the Merger Agreement, the Company became a wholly-owned subsidiary of Ixia, a California corporation and a publicly held company. The acquisition was closed on August 24, 2012 after the satisfaction of customary closing conditions.

In June 2012, the Company agreed to forgive the principal of $1.5 million and accrued interest of $582,000 on the outstanding note issued by the Company’s Chief Executive Officer for the purchase of common stock of the Company. The forgiveness was conditioned on, and occurred simultaneously with, the closing of the acquisition of the Company by Ixia.

(Continued)

BREAKINGPOINT SYSTEMS, INC.

Notes to Financial Statements

June 30, 2012 and 2011 and December 31, 2011 and 2010

In June 2012, the Company amended the vesting schedules of certain restricted stock awards granted to employees of the Company.  The amendments provided for vesting to be based on the employees’ dates of hire rather than on the grant dates for their awards. These grants require a liquidation event, such as Company sale or an initial public offering, and four years of service to fully vest. As such, the Company has not recognized compensation expense related to the amended vesting schedules.

The Company has evaluated subsequent events from the balance sheet date through November 9, 2012, the date at which the financial statements were available to be issued.